Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	September 26, 2014
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES

ACQUISITION OF CYGNET HEALTH CARE LIMITED

AND IS ADDED TO THE S&P 500 INDEX

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE:UHS) announced today that it has acquired the stock of Cygnet Health Care Limited (“Cygnet”) for a purchase price of approximately $335 million. Through this acquisition, we have added a total of 17 facilities throughout the United Kingdom (“UK”) including 15 inpatient behavioral health hospitals and 2 nursing homes with a total of 743 beds. Cygnet generated approximately $161 million of annual revenue over the past twelve months.

Cygnet has a national footprint and is one of the largest independent providers of behavioral health facilities in the UK. They are the leading specialist mental health provider in the UK which includes services for children, eating disorders and autism, among others. They have outstanding customer relationships and a well established reputation for excellence.

Alan B. Miller, CEO and Chairman of the Board of Universal Health Services, Inc. said, “We are proud to have been chosen to continue Cygnet Health Care’s long history of providing high quality healthcare in this very attractive market. These facilities are very well run by a highly experienced and committed management team. We look forward to sharing best practices and building on their tradition of excellence as we look to grow and expand our services in the UK.”

David Cole, Cygnet’s CEO remarked “We are delighted to be combining Cygnet with UHS. Both companies have been in existence for many years and my overriding feeling is that we have a strong cultural fit with a mutual desire to provide the highest possible quality of patient care.”

In addition, earlier this week UHS was added as a component of the S&P 500 Index. Alan B. Miller said “We are very proud to be part of such a prestigious Index alongside some of the world’s largest and most respected companies. This achievement is a tribute to our long track record of success and the hard work and dedication of our more than 66,000 employees.” UHS was added to the S&P 500 GICS Health Care Facilities Sub-Industry index.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating, through its subsidiaries, behavioral health facilities, acute care hospitals, and ambulatory centers throughout the United States, Puerto Rico, the United Kingdom and the U.S. Virgin Islands.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our website; http://www.uhsinc.com.

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